UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 4, 2006

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000
Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)
Commission File Number: 0-019020
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On May 4, 2006, PetroQuest Energy, Inc (the “Company”) announced net income for the quarter ended March 31, 2006 of $9,149,000 or $0.19 per share, compared to first quarter 2005 net income of $4,187,000 or $0.09 per share. Net cash flow provided by operating activities before working capital changes for the first quarter of 2006 was $33,933,000, as compared to $15,512,000 for the comparable 2005 period. Net cash flow provided by operating activities totaled $29,974,000 and $11,439,000 during the first quarters of 2006 and 2005, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.
Oil and gas sales during the first quarter of 2006 increased 117% to $47,016,000 as compared to $21,672,000 in the first quarter of 2005. Production for the first quarter of 2006 was 74% higher than production for the comparable period of 2005. Stated on an Mcfe basis, unit prices received during the first quarter of 2006 were 25% higher than the prices received during the comparable 2005 period. The increase in production in the first quarter of 2006 as compared to the first quarter of 2005 was the result of the restoration of production at our Main Pass 74 Field in January 2006, the impact of acquisitions of producing properties made during 2005 and production attributable to the 91% drilling success rate we achieved during 2005.
Lease operating expenses for the first quarter of 2006 were $1.20 per Mcfe as compared to $1.16 per Mcfe in the first quarter of 2005. The increase in lease operating expenses is due to the continued increase in oil field service costs such as labor, transportation, insurance and materials partially offset by increased efficiencies through higher production rates. In addition, depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2006 was $3.12 per Mcfe as compared to $2.42 per Mcfe in the first quarter of 2005. The increase in DD&A during the current year is primarily due to increased costs to drill for, develop and acquire oil and gas reserves.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2006 and 2005:

	Three Months Ended
	March 31,
	2006	2005
Production:
Oil (Bbls)	154,974	181,399
Gas (Mcf)	4,876,963	2,249,113
Total Production (Mcfe)	5,806,807	3,337,507

Sales:
Total oil sales	$8,765,568	$7,872,569
Total gas sales	$38,250,353	$13,798,937

Total oil and gas sales	$47,015,921	$21,671,506

Average sales prices:
(Including hedges)
Oil (per Bbl)	$56.56	$43.40
Gas (per Mcf)	$7.84	$6.14
Per Mcfe	$8.10	$6.49

The above sales and average sales prices include additions (reductions) related to gas hedges of $1,039,000 and ($265,000) and oil hedges of ($677,000) and ($1,079,000) for the three months ended March 31, 2006 and 2005, respectively.
Guidance
The following initiates guidance for the second quarter of 2006:

Guidance for
Description	2nd Quarter 2006
Production volumes (MMcfe/d)	65 - 69

Percent gas	75%

Expenses:
Lease operating expenses (per Mcfe)	$1.25 - $1.35
Production taxes (per Mcfe)	$0.20 - $0.24
Depreciation, depletion and amortization (per Mcfe)	$3.30 - $3.40
General and administrative (in millions)	$3.1 - $3.4
Interest expense (in millions)	$3.5 - $4.0

Effective tax rate (all deferred)	37%

The following updates guidance for the full year of 2006:

Guidance for
Description	Full Year 2006
Production volumes (MMcfe/d)	64 - 69

Percent gas	75%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.28 - $0.32
Depreciation, depletion and amortization (per Mcfe)	$3.30 - $3.40
General and administrative (in millions)	$11 - $12
Interest expense (in millions)	$16 - $17

Effective tax rate (all deferred)	37%
Operations Update
Drilling activity during the first quarter of 2006 included 22 successful horizontal coalbed methane wells and three successful non-operated vertical Woodford shale wells in the Arkoma Basin, two successful wells in East Texas, and successful discoveries at the Company’s Cayenne, Pelican Point and Grayhawk Prospects in the Gulf Coast region. The Company’s Denali and Oakbourne Prospects were determined to be not commercially productive.
A total of 25 wells were drilled in the Arkoma Basin during the first quarter of 2006 of which the Company attained a 92% success rate. Production in this basin averaged approximately 9,000 Mcf per day during the quarter. Drilling continues in the Arkoma Basin with two rigs working full time in the Hartshorne Coal, and the Company is currently drilling its first operated Woodford Shale test well. This vertical well designed to test several objectives should reach total depth within two weeks.
PetroQuest operated the drilling and completion of two wells in the East Texas Basin. Net production in this basin averaged approximately 11,500 Mcfe per day during the quarter. Subsequent to quarter-end, PetroQuest drilled and completed two more wells in its Southeast Carthage Field and has also logged pay in its Palmer Prospect that encountered apparent productive sands in the Cotton Valley and Travis Peak formations.
As previously announced, the Company’s Pelican Point prospect was drilled and is currently being completed in the Rob L objective. The well is expected to begin producing during June at a gross rate of approximately 10,000 to 15,000 Mcfe per day. PetroQuest has an approximate 18% net revenue interest (NRI) in the well. Also as previously announced, the Company’s Grayhawk Prospect in the Gulf of Mexico was drilled to a total depth of approximately 18,200 feet, logging 132 feet total vertical depth of net productive sands. The well is expected to begin producing during July, and the Company has an approximate 18% NRI.
The Company is currently drilling its English Turn Prospect (56% working interest) and its Pacific Grove Prospect (25% working interest) in the Gulf Coast Basin. Additionally, the Company has begun its drilling programs in both the West Cameron and Ship Shoal areas with a success on the first well in the West Cameron drilling program. The initial well was drilled during April to 6,000 feet, logging approximately 183 feet total vertical depth of net productive sands. The Company has an approximate 20% NRI in the well which is expected to begin producing later this year.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker symbol “PQ.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,993	$6,703
Revenue receivable	27,880	22,492
Joint interest billing receivable	18,627	17,567
Other current assets	10,030	3,441

Total current assets	58,530	50,203

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	574,373	523,212
Unevaluated oil and gas properties	40,723	52,745
Accumulated depreciation, depletion and amortization	(228,896)	(210,774)

Oil and gas properties, net	386,200	365,183
Gas gathering assets	16,304	10,861
Accumulated depreciation and amortization of gas gathering assets	(1,570)	(1,055)

Total property and equipment	400,934	374,989

Other assets, net of accumulated depreciation and amortization of $10,668 and $10,353, respectively	6,256	6,278

Total assets	$465,720	$431,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$46,099	$41,462
Advances from co-owners	2,399	5,874
Oil and gas revenue payable	10,075	8,090
Hedging liability	3,815	15,987
Accrued interest on 10 3/8% senior notes	5,836	1,945
Other accrued liabilities	6,990	8,597

Total current liabilities	75,214	81,955

Bank debt	25,000	10,000
10 3/8% Senior Notes	148,387	148,340
Asset retirement obligation	19,884	19,257
Deferred income taxes	36,175	27,139
Other liabilities	247	242

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 47,329 and 47,325 shares, respectively	47	47
Paid-in capital	117,514	117,441
Accumulated other comprehensive loss	(390)	(7,444)
Retained earnings	43,642	34,493

Total stockholders’ equity	160,813	144,537

Total liabilities and stockholders’ equity	$465,720	$431,470

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Oil and gas sales	$47,016	$21,672
Gas gathering revenue and other income	1,342	71

	48,358	21,743

Expenses:
Lease operating expenses	6,951	3,882
Production taxes	1,570	374
Depreciation, depletion and amortization	18,719	8,195
Gas gathering costs	717	—
General and administrative	2,155	1,689
Accretion of asset retirement obligation	370	200
Interest expense	3,372	962

	33,854	15,302

Income from operations	14,504	6,441

Income tax expense	5,355	2,254

Net income	$9,149	$4,187

Earnings per common share:

Basic	$0.19	$0.09

Diluted	$0.19	$0.09

Weighted average number of common shares:
Basic	47,326	45,338

Diluted	48,718	47,475

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$9,149	$4,187
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	5,355	2,254
Depreciation, depletion and amortization	18,719	8,195
Accretion of asset retirement obligation	370	200
Amortization of debt issuance costs	233	463
Amortization of bond discount	47	—
Stock based compensation expense	60	—
Compensation expense	—	213
Changes in working capital accounts:
Accounts receivable	(5,388)	(2,054)
Joint interest billing receivable	(1,059)	(6,053)
Accounts payable and accrued liabilities	12,824	(584)
Advances from co-owners	(3,475)	5,243
Other assets and liabilities	(6,861)	(625)

Net cash provided by operating activities	29,974	11,439

Cash flows from investing activities:
Investment in oil and gas properties	(46,086)	(23,673)
Investment in gas gathering assets	(3,596)	—

Net cash used in investing activities	(49,682)	(23,673)

Cash flows from financing activities:
Proceeds from exercise of options	13	127
Deferred financing costs	(15)	(83)
Proceeds from bank borrowings	15,000	12,500

Net cash provided by financing activities	14,998	12,544

Net (decrease) increase in cash and cash equivalents	(4,710)	310

Cash and cash equivalents, beginning of period	6,703	1,529

Cash and cash equivalents, end of period	$1,993	$1,839

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$161	$679

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended
	March 31,
	2006	2005
Net cash flow provided by operating activities	$29,974	$11,439
Changes in working capital accounts	3,959	4,073

Net cash flow provided by operating activities before working capital changes	$33,933	$15,512

Note:	Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: May 4, 2006	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary